LIMITED PURPOSE TRI-PARTY CUSTODIAN AGREEMENT

THIS AGREEMENT, is made as of December 7, 2020, between Statebridge Company, LLC ("Statebridge"), Community Banks of Colorado, a division of NBH Bank, N.A. ("CBC" or "Custodian"), and Vertical Capital Income Fund ("Fund").

W I T N E S S E T H:

WHEREAS, the Fund wishes to employ CBC to act as a limited purpose custodian for the Fund and to provide related services, all as provided herein, and CBC is willing to accept such employment; and the Fund wishes to employ Statebridge to act as a limited purpose agent for the Fund and to provide related services, all as provided herein, and Statebridge is willing to accept such employment, subject to the terms and conditions herein set forth.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is acknowledged by each party; and in consideration of the mutual covenants and agreements herein contained, the Fund, CBC, and Statebridge hereby agree, as follows:

1.            Appointment of Custodian and Agent.

The Fund hereby appoints CBC as custodian, and CBC hereby accepts such appointment. All checks and cash delivered to the Custodian shall be dealt with as provided in this Agreement. The duties of the Custodian with respect to the Fund's assets shall be only as set forth expressly in this Agreement, which duties are generally comprised of safekeeping assets and various administrative duties that will be performed in accordance with Instructions (as defined below) and as reasonably required to effect Instructions. The parties hereby incorporate by reference the Master Treasury Management Services Agreement dated July 30, 2018, as may be amended from time to time and all related schedules ("MTMSA"), for the purpose of identifying personnel of Statebridge who are authorized persons for the purpose of this Agreement ("Authorized Persons"). The president, treasurer and secretary of the Fund are also Authorized Persons.

2.          Representations, Warranties and Covenants of the Fund and Statebridge.

2.1 This Agreement has been, and at the time of delivery of each Instruction, such Instruction will have been, duly authorized, executed and delivered by Statebridge or the Fund. Neither this Agreement, nor any Instruction issued hereunder violates any Applicable Law or conflicts with or constitutes a default under the Fund's organizational documents or any agreement, judgment, order or decree to which the Fund is a party.

2.2 Statebridge shall safeguard and shall solely be responsible for the safekeeping of any testkeys, identification codes, passwords, other security devices or statements of account with which the Custodian provides it. If Statebridge uses any on-line or similar communications service made available by the Custodian, Statebridge and the Custodian each shall be solely responsible for ensuring the security of its access to the service and for the authorized use of the service, and shall only attempt to access the service and the Custodian's computer systems as directed by the Custodian.

3.            Representation and Warranty of CBC as Custodian. CBC hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by CBC and does not and will not violate any applicable law or conflict with or constitute a default under any agreement, instrument, judgment, order or decree to which CBC is a party or by which it is bound.

Instructions. Unless otherwise explicitly indicated herein, the Custodian shall perform its duties pursuant to Instructions. As used herein, the term "Instruction" shall mean a directive initiated by an Authorized Person of any actions made pursuant to the Servicing Agreement between Statebridge and the Fund, dated June 24, 2015, as may be amended from time to time (“Servicing Agreement”). Each Instruction from Statebridge shall be transmitted by such secured or authenticated electro-mechanical means as the Custodian shall make available to Statebridge pursuant to MTMSA unless the Fund elects to transmit such Instruction in accordance with Subsection 4.1.1.Instructions may be transmitted in a writing that bears the manual signature of an Authorized Person of the Fund.

If the Custodian determines that a Fund Instruction is either unclear or incomplete, the Custodian may give prompt notice of such determination to the Fund and the Fund shall thereupon amend or otherwise reform the Instruction. In such event, the Custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction. In addition, the Custodian shall be entitled to reasonably assume that all Instructions provided are being provided in accordance with the Servicing Agreement.

5.            Safekeeping of Fund Assets. The Custodian shall hold assets delivered to it for the Fund in accordance with the provisions of this Section. Such assets include an interest or non-interest bearing deposit account with the Custodian. The Custodian shall hold assets for the account of the Fund (as identified as a sub-account by Statebridge in MTMSA entitled Statebridge Company LLC ITF Vertical Capital Income Fund (P&I), Acc. # 2080255)) and shall segregate such from assets belonging to the Custodian.

6.            Administrative Duties of Statebridge and the Custodian. Statebridge and the Custodian shall perform the following administrative duties with respect to the assets of the Fund.

6.1 Income Collection. Unless otherwise directed by an Instruction, Statebridge shall collect any amount due and payable to the Fund and promptly credit the amount collected to the Fund's Account. Statebridge is hereby authorized to endorse and deliver any instrument required to be so endorsed and delivered to effect collection of any amount due and payable to the Fund with respect to Fund assets.

6.2 Other Dealings. The Custodian shall otherwise act as directed by Instruction, including without limitation effecting the free payments of moneys, provided that such Instruction shall indicate the purpose of such payment or delivery and that the Custodian shall record the party to whom the payment or delivery is made.

6.3 Use of Agents. The Custodian may appoint (and remove) any affiliate, bank, trust fund or subcontractor as its agent (each an "Agent" and collectively, the "Agents"), in addition to subcustodians, to carry out such provisions of this Agreement. The Custodian shall exercise reasonable care in the selection and monitoring of such Agents and subcustodians. The appointment of an Agent or subcustodian shall not relieve the Custodian of its obligations under this Agreement.

7.       Responsibility of the Custodian. In performing its duties and obligations hereunder, the Custodian shall use reasonable care under the facts and circumstances prevailing in the market where performance is effected. Subject to the specific provisions of this Section, the Custodian shall be liable to the Fund for any damage incurred by the Fund in consequence of the Custodian's (or its employees', officers' or other agents') gross negligence, bad faith or willful misconduct. In no event shall the Custodian be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if advised of the possibility of such damages.

7.1 Limitations of Performance. The Custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such failure to perform for or in consequence of the following causes:

7.1.1 Force Majeure. Force Majeure shall mean any circumstance or event which is beyond the reasonable control of the Custodian, which adversely affects the performance by the Custodian of its obligations hereunder, or by any other Agent of the Custodian, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water or wind damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) any interruption of the power supply or other utility service, (e) any strike or other work stoppage, whether partial or total, or (f) any other cause similarly beyond the reasonable control of the Custodian.

7.2. Limitations on Liability and Indemnification. The Custodian shall not be liable for any loss, claim, damage or other liability arising from the following causes:

7.2.1 Failure of Third Parties. The failure of any third party similarly beyond the control or choice of the Custodian.

7.2.2 Information Sources. The Custodian may rely upon information received from commercially reasonable sources such as commercial data bases and the like, but shall not be responsible for specific inaccuracies in such information (provided that the Custodian has relied upon such information in good faith), or the failure of any commercially reasonable information provider.

7.2.3 Reliance on Instruction. Action by the Custodian or a subcustodian in accordance with an Instruction, even when such action conflicts with, or is contrary to any provision of, the Fund's trust instrument, certificate of trust or by-laws, Applicable Law, or actions by the trustees, or shareholders of the Fund.

7.2.4 Indemnification. The Fund hereby indemnifies CBC and Statebridge, and their agents, nominees and the partners, employees, officers and directors, and agrees to hold each of them harmless from and against all claims and liabilities, including counsel fees and taxes, incurred or assessed against any of them in connection with the performance of this Agreement and any Instruction. If any other person indemnified under the preceding sentence, gives written notice of claim to CBC or Statebridge, the notified party shall promptly give written notice to the Fund. However, the Fund does not waive any claim that may arise against Statebridge pursuant to the Servicing Agreement between Statebridge and the Fund.

8.          Reports and Records. CBC shall:

8.1 create and maintain records relating to the performance of its obligations under this Agreement (including such reports as may be required pursuant to Section 31(a) of the 1940 Act and the rules thereunder);

8.2 make available to and copy for the Fund (at the Fund's expense), its auditors, agents and employees, upon reasonable request and during its normal business hours, all records maintained by CBC pursuant to Section 8.1 above, subject, however, to all reasonable security requirements of CBC then applicable to the records of its customers generally; and

8.3 make available to the Fund all Electronic Reports; it being understood that CBC shall not be liable hereunder for the inaccuracy or incompleteness thereof or for errors in any information included therein.

8.4 The Fund shall examine all records, however produced or transmitted, promptly upon receipt and notify CBC promptly of any discrepancy or error. Unless the Fund delivers written notice of any such discrepancy or error within a reasonable time after its receipt of the records, the records shall be deemed to be true and accurate.

8.5 The Fund acknowledges that the Custodian obtains information from outside sources which may be utilized in certain reports made available to the Fund. The Custodian deems such sources to be reliable but the Fund acknowledges and agrees that the Custodian does not verify such information nor make any representations or warrantees as to its accuracy or completeness and accordingly shall be without liability in selecting and using such sources and furnishing such information.

9.       Miscellaneous.

9.1        Powers of Attorney, etc. The Fund and Statebridge will promptly execute and deliver, upon request, such proxies, powers of attorney or other instruments as may reasonably be necessary or desirable for the Custodian to provide the services contemplated by this Agreement.

9.2        Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the Fund and the Custodian with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought, provided, however, that an Instruction shall, whether or not such Instruction shall constitute a waiver, amendment or modification for purposes hereof, be deemed to have been accepted by the Custodian when it commences actions pursuant thereto or in accordance therewith. In the event of a conflict between the terms of this Agreement and the terms of a service level agreement or other operating agreement in place between the parties from time to time, the terms of this Agreement shall control.

9.3 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Custodian, the Fund, and Statebridge and their successors and assignees, provided that no party may assign this Agreement without the prior written consent of the other parties. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of Statebridge, the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

9.4 GOVERNING LAW, JURISDICTION AND VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MISSOURI AND THE FEDERAL COURTS

LOCATED IN MISSOURI. THE FUND AND STATEBRIDGE IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING IN ANY OF THE AFORESAID COURTS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. FURTHERMORE, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.5        Notices. Notices and other writings contemplated by this Agreement, other than Instructions, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid, return receipt requested, (c) by a nationally recognized overnight courier, or (d) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

If to the Fund:

c/o Gemini Fund Services, LLC

80 Arkay Drive

Hauppauge, New York 11788

Attn: Jennifer Farrell

Telephone: (631) 470-2778

If to the Custodian:

Kathy Mitchley

VP, Treasury Management

1111 Main St., Suite 2600

Kansas City, MO 64105

If to Statebridge:

Kevin Kanouff

kkanouff@statebridgecompany.com

(720) 931-6201

6061 South Willow Drive, Suite 300

Greenwood Village, CO 80111

or such other address as the parties may have designated in writing to the other. Notices may also be given by electronic mail to the email address of any Authorized Person. The Fund and Statebridge agree that such notices given by electronic mail shall be conclusively presumed to have been delivered and received by the Fund as of the date such electronic mail was sent by the Custodian, as recorded by the Custodian's systems.

9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by Statebridge, the Fund and the Custodian. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the parties shall be protected in relying on the photocopy or telefax until the party has received the original of the Agreement.

9.10 Tape-recording. The Fund and Statebridge authorize the Custodian to tape record any and all telephonic or other oral instructions given to the Custodian by or on behalf of the Fund or Statebridge, including from any Authorized Person. This authorization will remain in effect until and unless revoked by a granting party in writing.

9.11 Conflict. Nothing contained in this Agreement shall prevent the Custodian and its associates from (i) acting as a custodian, a subcustodian, a trustee, an agent, securities dealer, an investment manager or in any other capacity for any other client whose interests may be adverse to the interest of the Fund; or (ii) buying, holding, lending, and dealing in any way in any assets for the benefit of its own account, or for the account of any other client whose interests may be adverse to the Fund notwithstanding that the same or similar assets may be held or dealt in by, or for the account of the Fund by the Custodian.

10.         Termination. This Agreement may be terminated by either party in accordance with the provisions of this Section. The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto prior to termination of this Agreement shall survive any termination of this Agreement.

10.1 Term, Notice and Effect. This Agreement shall continue unless any party terminates this Agreement by written notice effective ninety (90) days or more following delivery of that notice to the other party at its address set forth hereof. Notwithstanding the foregoing provisions, any party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within 60 days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or (b) upon thirty (30) days written notice to the other party in the event that either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect.

10.2 Notice and Succession. In the event a termination notice is given by a party hereto, all reasonable costs and expenses associated with any required systems, facilities, procedures, personnel, and other resourced modifications as well as the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. Furthermore, to the extent that it appears impracticable given the circumstances to effect an orderly delivery of the necessary and appropriate records of CBC to a successor within the time specified in the notice of termination as aforesaid, CBC, Statebridge and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.

signature page follows

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

The undersigned acknowledges that (I/we) have received a copy of this document.

Statebridge Company, LLC By /s/ Kevin Kanouff CEO	Community Banks of Colorado By /s/ Sarah E. Burchett Commercial Banking Co-Market Manger and Interim Managing Director	Vertical Capital Income Fund By /s/ Stanton Eigenbrodt Secretary